UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K/A CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 4, 2005
BEACON POWER CORPORATION (Exact Name of Registrant as Specified in Charter)
DELAWARE (State or Other Jurisdiction of Incorporation)	001-16171 (Commission File Number)	04-3372365 (IRS Employer Identification No.)
234 BALLARDVALE STREET WILMINGTON, MA (Address of Principal Executive Offices)	01887 (Zip Code)
Registrant's telephone number, including area code: 978-694-9121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Beacon Power Corporation (the "Company") filed a Current Report on Form 8-K (the "Original Filing") with the Securities and Exchange Commission on November 7, 2005 to report the entry into a material definitive agreement related to unregistered sales of equity securities. This amendment to the Original Filing is being filed to correct the amount of commissions the Company will pay in connection with such financing transaction. The information in the Original Filing, including all exhibits thereto, is hereby expressly incorporated herein by reference into this amendment, except that such information related to the amount of commissions the Company will pay is hereby amended to the extent specifically provided herein.

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2005, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with certain "accredited investors", as defined in the Securities Act of 1933, as amended. The parties agreed to a private placement (the "Financing Transaction") for the issuance of shares of the Company's common stock, $0.01 par value per share ("Common Stock"), and warrants to purchase shares of Common Stock (the "Warrants"). The Financing Transaction will result in gross proceeds to the Company of $15,000,000 before expenses related to the Financing Transaction. The Company will pay commissions in the amount of $824,500.

The full terms and conditions of the Financing Transaction are set forth in the Purchase Agreement and the form of Warrant, each of which was filed as an exhibit to the Original Filing.

On November 7, 2005, the Company issued a press release announcing the Financing Transaction. A copy of that press release was attached as Exhibit 99.1 to the Original Filing.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to the sale and issuance of an aggregate of 9,868,421 shares of the Company's Common Stock and Warrants to purchase an aggregate of 2,960,527 shares of the Company's Common Stock.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Date: November 7, 2005	By:___/s/ James M. Spiezio__________
Name: James M. Spiezio

Title: Chief Financial Officer

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